Filed Pursuant to Rule 433

Registration No.: 333-134553

30YNC5Y Annually Callable Zero Note

Indicative Terms and Conditions

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov with “Lehman Brothers Holdings Inc.” as a search term. You may also access the prospectus and Series I MTN prospectus supplement on the SEC web site as follows:

Series I MTN prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

Prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, Series I MTN prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Issuer	Lehman Brothers Holdings Inc.
Ratings	Moody’s A1/ S&P A+/ Fitch AA–
CUSIP	TBA
Principal Amount at Maturity	USD 36,000,000
Trade Date	TBA
Issue Date	November 27, 2007
Maturity Date	November 27, 2037 (Subject to Issuer’s Call Option)
Issue Price	12.2484% of the Principal Amount at Maturity
Redemption Price at Maturity	100.00% of the Principal Amount at Maturity
Annualized Internal Rate of Return	7.25%
Coupon	0.00% (The notes do not pay interest)
Basis	30/360, unadjusted
Business Days	London & New York
Business Day Convention	Modified Following
Underwriter	Lehman Brothers Inc.
Calculation Agent	Lehman Brothers Special Financing
Denominations	$1,000 and integral multiples of $1.00
Issue Type	US MTN
Definitions

Issuer’s Call Option:

November 27 in each year from and including November 27, 2012, provided that the Issuer gives 5 Business Days notice to the note holders, to call the notes according to the Redemption Schedule given below.

Redemption Schedule:

Call Dates	Redemption	Aggregate Principal Amount
11/27/2012	17.38%	$6,257,055.10
11/27/2013	18.64%	$6,710,691.59
11/27/2014	19.99%	$7,197,216.73
11/27/2015	21.44%	$7,719,014.95
11/27/2016	23.00%	$8,278,643.53
11/27/2017	24.66%	$8,878,845.19
11/27/2018	26.45%	$9,522,561.46
11/27/2019	28.37%	$10,212,947.17
11/27/2020	30.43%	$10,953,385.84
11/27/2021	32.63%	$11,747,506.31
11/27/2022	35.00%	$12,599,200.52
11/27/2023	37.54%	$13,512,642.56
11/27/2024	40.26%	$14,492,309.14
11/27/2025	43.18%	$15,543,001.56
11/27/2026	46.31%	$16,669,869.17
11/27/2027	49.66%	$17,878,434.68
11/27/2028	53.26%	$19,174,621.20
11/27/2029	57.12%	$20,564,781.24
11/27/2030	61.27%	$22,055,727.87
11/27/2031	65.71%	$23,654,768.15
11/27/2032	70.47%	$25,369,738.84
11/27/2033	75.58%	$27,209,044.90
11/27/2034	81.06%	$29,181,700.66
11/27/2035	86.94%	$31,297,373.95
11/27/2036	93.24%	$33,566,433.57
11/27/2037	100.00%	$36,000,000.00

Per note, the principal amount will be rounded to the nearest dollar.

Fees		Price to Public (1)	Fees(2)	Proceeds to the Issuer
	Per note	$122.48400	$3.00	$119.48400

	Total	$4,409,424	$108,000	$4,301,424

(1)

The price to public includes Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the notes through one or more of its affiliates, which includes such affiliates expected cost of providing such hedge as well as the profit the such affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)

Lehman Brothers Inc. will receive commissions equal to $3.00 per $1,000 principal amount, or 0.30%, and may use all or a portion of these commissions to pay selling concessions or fees to other dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to any hedges.

Risk Factors:

An investment in the notes entails certain risks not associated with an investment in conventional floating rate or fixed rate medium-term notes.  See “Risk Factors” in the Series I MTN prospectus supplement.

United States Federal Income Tax Treatment:

Because the issue price of the notes is less than the Redemption Price at Maturity by more than a statutorily defined “de minimis” amount, the notes will be treated as issued with original issue discount (“OID”).  For a discussion of the tax consequences of owning securities issued with OID, see “United States Federal Income Tax Consequences-Debt Securities-Original Issue Discount” in the Prospectus dated May 30, 2006.